Contacts: Lisa Bliss	Peter Cauley	Sarah Williams
Marketing Co-ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase, Division of DataMirror	DataMirror	617-585-2780
408-961-1152	905-415-0310 ext. 271	swilliams@brodeur.com
lbliss@datamirror.com	pcauley@datamirror.com

Idetix Continues Use of DataMirror’s PointBase Technology
for Superior Flexibility and Low Total Cost of Ownership

Idetix Improves Web Content Management Services with PointBase Embedded Database

SANTA CLARA, CALIFORNIA – (June 8th, 2004) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration solutions, today announced that Idetix, Inc., a provider of Web content management technologies, has extended its use of DataMirror’s PointBase Embedded relational database. Idetix’s Revize® software utilizes PointBase Embedded to store critical Web content and templates. Revize is a platform-independent, “Commercial-off-the-Shelf” Web content management software solution that allows customers to rapidly deploy and easily update Web pages, improving the overall management and control of their Websites.

Customers across all markets – from government and commercial to healthcare and technology – rely on Revize to manage their Web content. Customers include: Bell Helicopter Textron Inc.; Computer Consultants of America, Inc.; Danhausen Group; Gulfstream; Hawaii State Civil Defense; Idaho Department of Labor; North York General Hospital (Canada); University of Pennsylvania; and the U.S. Departments of Defense, Homeland Security and Energy.

“As one of PointBase’s very first customers, we have always enjoyed the high quality of technology and services offered, and are pleased with PointBase’s competitive pricing,” says Joe Cottone, COO, Idetix, Inc. “Our robust Web content management services are largely dependant on the superior performance of PointBase Embedded. With this relational database in place, we’ve lowered development and maintenance costs, and reduced our total cost of ownership.”

“In today’s volatile business environment, companies are placing increasing importance on implementing technologies that deliver high returns on minimal investments,” says Nigel Stokes, CEO, DataMirror. “Idetix’s continued confidence in PointBase Embedded attests to the significant value and high satisfaction derived from their implementation. We look forward to further growing this important relationship and ensuring Idetix and other customers continue to receive significant returns on their investment in our technology.”

About DataMirror’s PointBase Embedded

DataMirror’s PointBase Embedded is a full-featured Java relational database that delivers cross-platform portability, a small footprint, and comprehensive security. PointBase Embedded offers a low-cost, J2EE certified solution for the effective storage of metadata, application-specific data or out-of-box tutorials and demonstration materials. This powerful product can be integrated directly within an application making it completely transparent to the end-user. Relying on the capabilities of Java, customers can gain a powerful, flexible database that can be installed and operated with any application, on any platform.

For more information on PointBase Embedded, call 408-961-1100 (toll free: 1-877-238-8798), e-mail sales@pointbase.com, or visit www.pointbase.com/pridetix.

About Idetix, Inc.

Idetix, Inc., is an Associate member of National League of Cities and a member of both the National Association of Counties and AUTOMATION ALLEY (Oakland County, Michigan). Founded in 1995, Idetix is a pioneer in Web content management systems. The company develops and markets Revize, an affordable, innovative web content management and delivery system for non-technical people, across multiple market sectors.

Revize is based on an intuitive user approach. It combines sound software architecture with similar state-of-the-art functionality, simplicity, rapid deployment, ease-of-use, and scalability previously found only in more expensive, custom-designed software. For more information about Idetix Software Systems or Revize, contact the company at Idetix Software Systems, 2399 East Walton Blvd., Auburn Hills, MI 48326-1955. Phone: 248-236-0700. For more information, go to: www.idetix.com.

About DataMirror’s PointBase Technology

DataMirror’s PointBase technology includes leading Java data management and synchronization solutions for the embedded database and data mobility markets. PointBase products are used in Java server applications and are also embedded within Java applications. The PointBase family of products is the preferred choice for Java mobile data applications found on laptops, PDAs, and other mobile devices. Customers include: Sun Microsystems, BEA Systems, and Macromedia. To learn more, visit www.pointbase.com.

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in real-time. Over 1,800 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc. PointBase is a registered trademark of DataMirror Mobile Solutions, Inc. DataMirror is a registered trademark of DataMirror Corporation. Java is a trademark of Sun Microsystems, Inc. in the United States and other countries. Revizeis a registered trademark of Idetix, Inc. All other products and services mentioned are trademarks of their respective companies.